EXHIBIT 99.01

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, President and Chief Executive Officer at 702/384-2425

John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL CORPORATION ANNOUNCES THE PASSING OF ITS

CHAIRMAN OF THE B8OARD

LAS VEGAS, NEV. (DEC. 27, 2004) - Gaming Partners International Corporation (Nasdaq: GPIC), formerly Paul-Son Gaming Corporation, today announced the death in France of Francois G. Carrette, the company’s chairman of the board.

Gerard P. Charlier, president and CEO, said:  “We are all truly saddened by the passing of our friend and colleague, Francois Carrette.  His wise counsel and guiding spirit has been key to design the strategy, which has led the company to its current successful position in the US and world-wide and we are very sorry that he will not participate in the next steps of the implementation of this strategy. Our deepest sympathies go out to his wife and his two daughters.

Mr. Carrette, 67, had served as the company’s non-executive chairman since September of 2002 when a business combination brought together the former Paul-Son Gaming with Etablissements Bourgogne et Grasset (“B&G”) and its subsidiary, the Bud Jones Company.  He had also served as a director of B&G and the Bud Jones Company since 2000.  Since 1995, Mr. Carrette had also held the post of president of the Supervisory Board of Holding Wilson, S.A., a privately-held French company that through its affiliates engages in environmental consulting and food distribution.   Holding Wilson, S.A. is the majority shareholder of GPIC.

GPIC – PASSING OF CHAIRMAN/2-2-2-2

Charlier noted that Alain Thieffry remains president of the Executive Board of Holding Wilson, S.A. in charge of the management of all its operations.  Mr. Thieffry is also a member of Gaming Partners International’s board of directors, “providing valuable continuity at the board level as we go forward with the implementation of our strategic business plan.”   He further stated “Mrs. Elisabeth Carrette, Francois’ wife, has been appointed as Francois’ replacement, as the President of the Supervisory Board of Holding Wilson, S.A., through a Holding Wilson shareholders’ meeting held today in France.”

“It is anticipated that the board will take action in the near future to name his successor as board chairman.”

He concluded:  “GPIC has a strong management team in place, and all our executives, managers and employees in the United States and France remain dedicated to providing our casino customers worldwide with products and services of the highest quality.”

About the Company

GPIC manufactures and supplies casino chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and other locations.  GPIC sells its casino products directly to licensed casinos throughout the world.

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. Expected management changes may not occur as anticipated. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met.  Factors that could cause actual results to vary materially from these forward-looking statements include: timing and volume of customer demand for our casino products, timing of new casino openings and expansions, failure of the industry to accept RFID technology with respect to gaming chips and readers, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies.  Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and GPIC’s Form 10-K for the year ended December 31, 2003.

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